Nicole Lorch Named President of First Internet Bancorp, Bank

Fishers, Indiana, June 24, 2021 – The Board of Directors of First Internet Bancorp (the “Company”) (Nasdaq: INBK) announced today that the Board of Directors has appointed Nicole Lorch as President and Chief Operating Officer of the Company as well as its subsidiary, First Internet Bank (the “Bank”), effective at the close of business on June 30, 2021. David B. Becker will remain as Chairman and Chief Executive Officer of both the Company and the Bank.

“Nicole has been an important member of the leadership team, contributing significantly over the years to our growth and success,” noted Mr. Becker. “She possesses the ideal combination of talent and strategic vision. Her unique ability to create innovative solutions, analyze complex issues and communicate effectively has been apparent throughout her career. I am certain the Bank will continue to thrive under her leadership.”

Ms. Lorch added, “It is an honor to assume the role of President. I am fortunate to be surrounded by a talented group of professionals who are truly dedicated to our customers, each other and the overall success of the organization. When David reimagined the traditional banking model, he did so with an entrepreneurial spirit - one that continues to drive us today. I look forward to working with our leadership team and the Board to deliver strong performance and value for our stakeholders.”

Ms. Lorch joined First Internet Bank at its launch in February 1999 as Director of Marketing. She has held roles of progressive responsibility with the Bank and was appointed Executive Vice President and Chief Operating Officer of the Company and Bank in 2017. In addition to her professional responsibilities, she serves on advisory boards for the Indianapolis Neighborhood Housing Partnership (INHP) and the Hamilton County Community Foundation. She earned her bachelor’s degree from DePauw University and an MBA from Indiana University – Kelley School of Business, in addition to being a 2015 graduate of the CBA Executive Banking School.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.2 billion as of March 31, 2021. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	Executive Vice President and Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com